Exhibit 10.14

[EZ-EM LETTERHEAD]

May 19, 2005

Kalaty Properties Corp..
443 Park Avenue South
New York, New York 10016

Re: Agreement for Purchase and Sale of 717 Main Street, Westbury, New York

Ladies and Gentlemen:

We refer to the Agreement for Purchase and Sale of 717 Main Street, Westbury, New York (the “Property”), dated as of the date hereof (the “Agreement”) between E-Z-Em Inc. (the “Seller”) and Kalaty Properties Corp. (the “Buyer”). All terms used herein and not defined shall have the meaning set forth in the Agreement.

In connection with Agreement, the Seller hereby undertakes to remove the pass-through structure connecting the Property with the adjacent property known as 750 Summa Road, Westbury, New York. Such removal will be at the expense of the Seller, and will be completed prior to Closing.

Schedule A hereto provides the terms and conditions on which the Seller agrees to cooperate with the Buyer in its efforts to effect a tax-free exchange under Section 1031 of the Internal Revenue Code.

Very truly yours,

E-Z-EM INC.

By:	/s/ Dennis J. Curtin

Name:	Dennis J. Curtin
Title:	Senior Vice President, Chief Financial Officer

ACKNOWLEDGED AND AGREED:

KALATY PROPERTIES CORP.

By:	/s/ Farshad Kalaty

Name:	Farshad Kalaty
Title:	President

Tax-Free Exchange Provision

Seller agrees that at Buyer’s option, Buyer may require that Seller to take all reasonable steps (including, without limitation, executing and delivering any and all required documents) so that Buyer may purchase substitute property and this transaction together with the purchase of the substitute property shall be together a tax free exchange for Buyer under Section 1031 of the Internal Revenue Code. All defined terms have the meaning set forth in the Agreement for Purchase and Sale of 717 Main Street, Westbury, New York, dated as of the date hereof. In connection therewith, Seller agrees that such right of Buyer to cause a tax-free exchange shall include, (but not be limited to) the right of Buyer to assign its right and interest hereunder to a Qualified Intermediary as provided in IRC Regulation 1.1031 (k)-1(g) 4 on or before the Closing. Seller agrees to take all of such steps provided that:

(a)	such tax free exchange shall not delay the Closing hereunder;

(b)	all deposits, fees and other expenses relating to the tax free exchange by Buyer, shall be paid by Buyer;

(c)

Buyer agrees to indemnify and save Seller harmless from any loss, liability, claim of liability, or any damage which Seller may suffer or incur, including reasonable attorneys’ fees, in connection with any actions taken in connection with Buyer’s tax free exchange, except for such loss resulting from Seller’s willful default. The provisions of this subparagraph (c) shall survive the Closing;

(d)

Seller shall in no way be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to Buyer’s replacement property in the Exchange or to take title to Buyer’s replacement property;

(e)	the purchase of the Property shall not be contingent or otherwise subject to the consummation of the Exchange;

(f)	Buyer shall timely close in accordance with the terms of this Contact notwithstanding any failure, for any reason, of the consummation of the Exchange;

(g)	Seller shall have no responsibility or liability on account of the Exchange to any third party involved on the Exchange;

(h)	Seller shall not be required to make any representations or warranties, assume any obligations, spend any out-of-pocket sum, or acquire title to any other property in connection with the Exchange; and

(i)

all representations, warranties, covenants and indemnification obligations of the parties to one another, whether set forth in this Agreement or otherwise, existing at law or in equity, shall not be affected by the Exchange.